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                                                                    Exhibit 11.1

                             BUSINESS OBJECTS S.A.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          Three months ended             Nine months ended
                                                             September 30,                  September 30,
                                                          1997            1996           1997            1996
                                                        --------        --------        -------         -------
Net income (loss)                                       $    196        $   (321)       $ 1,235         $ 3,349
                                                        ========        ========        =======         =======
Computations of weighted average shares and
  equivalent shares outstanding:
        Weighted average shares outstanding               16,683          16,276         16,570          16,226
        Equivalent shares attainable to options and
          warrants (treasury stock method)                   117               -            200             811
                                                        --------        --------        -------         -------
Shares used in computing net income (loss)
  per share and per ADS                                   16,800          16,276         16,770          17,037
                                                        ========        ========        =======         =======
Net income (loss) per share and per ADS                 $   0.01        $  (0.02)       $  0.07         $  0.20
                                                        ========        ========        =======         =======